Exhibit 99.1

Timber Pharmaceuticals Announces Late-Breaking Presentation at the American Academy of Dermatology 2022 Annual Meeting

- Sub-analysis of the Phase 2b CONTROL study in congenital ichthyosis demonstrates treatment success with TMB-001 regardless of subtype –

BASKING RIDGE, NJ, March 25, 2022 – Timber Pharmaceuticals, Inc. (“Timber” or the “Company”) (NYSE American: TMBR), a biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases, today announced a late-breaking presentation of a sub-analysis of the Phase 2b CONTROL study that evaluated TMB-001, a topical isotretinoin formulated using the company’s patented IPEG™ delivery system, at the American Academy of Dermatology (AAD) 2022 Annual Meeting being held in Boston, MA, from March 25-29.

The presentation by Christopher Bunick, MD, PhD, Yale University School of Medicine, on Saturday, March 26th at 10:30am EDT will demonstrate that patients achieved treatment success with TMB-001 regardless of the subtype of congenital ichthyosis (CI).

“We know that the treatment of CI is a clear unmet need in dermatology as there are currently limited options available,” said Dr. Bunick. “Our goal with this analysis of the previously completed Phase 2b CONTROL study was to assess whether primary efficacy results for TMB-001 differed by CI subtype, and the results are encouraging for people who are living with even the most severe forms of the disease.”

CI is a group of rare genetic keratinization disorders that leads to dry, thickened, and scaling skin. In patients with severe subtypes of CI, including X-linked recessive (XLRI) and autosomal recessive lamellar ichthyosis (ARCI-LI), cutaneous manifestations include large, dark scaling throughout the body.

Timber completed the Phase 2b CONTROL study evaluating TMB-001 in moderate to severe congenital ichthyosis (CI) in September 2021 and announced that data demonstrated clinically meaningful efficacy with a favorable safety profile. The primary efficacy endpoint was the proportion of patients with Visual Index for Ichthyosis Severity (VIIS)-scaling treatment success (VIIS-50 or a 50% reduction in the VIIS score versus baseline). The key secondary efficacy endpoint was the proportion of patients who achieved Investigator Global Assessment (IGA) treatment success (≥2-grade reduction in scaling and fissuring severity over all treated areas of the body).

The subtype analysis to be presented at the AAD Annual Meeting found that TMB-001 0.05% demonstrated a substantially greater proportion of patients achieving VIIS-50 and ≥2-grade IGA improvement compared with vehicle regardless of subtype. Among enrolled patients (TMB-001 0.05% [n=11], 0.1% [n=10], and vehicle [n=12]), 55% had ARCI-LI and 45% XLRI subtypes. The per-protocol analyses will be presented with the following results:

●	All patients with XLRI who received TMB-001 0.05% achieved VIIS-50 compared to 75% receiving vehicle and all patients with ARCI-LI who received TMB-001 0.05% achieved VIIS-50 compared to 17% receiving vehicle.
●	Improvement of ≥2-grade IGA score was observed in all patients with XLRI who received TMB-001 0.05% compared to 25% receiving vehicle, and in all patients with ARCI-LI who received TMB-001 0.05% compared to no patients receiving vehicle.
●	For patients with XLRI who received TMB-001 0.05%, the median time to achieving VIIS-50 was 28 days compared to 50 days for patients who received vehicle. For patients with ARCI-LI who received TMB-001 0.05%, the median time to achieving VIIS-50 was 32 days compared to 86 days for patients who received vehicle.

●	As a Phase 2b study, CONTROL was not powered to show statistical significance.
●	No significant systemic adverse events (AEs) were identified. Most AEs reported were application site reactions and were similarly distributed among patients with both XLRI and ARCI-LI who received TMB-001 0.05%.

Based on U.S. Food and Drug Administration (FDA) feedback at a completed End-of-Phase 2 meeting, Timber intends to initiate a pivotal Phase 3 study of TMB-001 in mid-2022.

“The acceptance of this late-breaking analysis of our Phase 2b CONTROL study for presentation at one of the most prestigious dermatology meetings in the world is further validation that we are advancing truly groundbreaking research that may disrupt how CI is treated in the years ahead,” said John Koconis, Chairman and Chief Executive Officer of Timber. “We believe that TMB-001 may be a promising topical alternative to oral retinoids and look forward to launching our Phase 3 investigation.”

About Timber Pharmaceuticals, Inc.

Timber Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases. The Company’s investigational therapies have proven mechanisms-of-action backed by decades of clinical experience and well-established CMC (chemistry, manufacturing, and control) and safety profiles. The Company is initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis (CI), facial angiofibromas (FAs) in tuberous sclerosis complex (TSC), and other sclerotic skin diseases. For more information, visit www.timberpharma.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, intellectual property rights, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as well as other documents filed by the Company from time to time thereafter with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, contact:

Timber Pharmaceuticals, Inc.

John Koconis

Chairman and Chief Executive Officer

jkoconis@timberpharma.com

Investor Relations:

Stephanie Prince

PCG Advisory

(646) 762-4518

sprince@pcgadvisory.com

Media Relations:

Adam Daley

Berry & Company Public Relations

(212) 253-8881

adaley@berrypr.com